EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 1990 Employee Qualified Stock Purchase Plan and 2007 Equity Incentive Plan of Xilinx, Inc. of our reports dated May 16, 2014, with respect to the consolidated financial statements and schedule of Xilinx, Inc. and the effectiveness of internal control over financial reporting of Xilinx, Inc. included in its Annual Report (Form 10-K) for the year ended March 29, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
San Jose, California
January 30, 2015